Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-254994 on Form S-4 of our reports dated February 23, 2021 relating to the consolidated financial statements of Citizens Financial Group, Inc. and the effectiveness of Citizens Financial Group, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Citizens Financial Group, Inc. for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in the prospectus that is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 21, 2021